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                                                                   Exhibit 10.25


                     NOVELIS INC. SHORT-TERM INCENTIVE PLAN
                            2005 PERFORMANCE MEASURES


Novelis Inc. ("Novelis") maintains a short-term incentive plan, STIP, pursuant to which it awards cash bonuses to the participants. The annual performance measures and targets as well as target award levels for the STIP plan are established annually by Novelis' Human Resources Committee.

Novelis' Human Resources Committee has established the following three components for the 2005 performance awards:

     (1)  Novelis' performance as measured by its cash flow performance.

     (2) Novelis' performance, as measured by economic value added (EVA) performance.

     (3) Novelis' performance relative to environment, health and safety, or EHS, objectives.

Of the 2005 incentive opportunity, 50% will be comprised of the cash flow component, 40% will be comprised of the economic value added component and the remaining 10% will be comprised of the EHS component.